Exhibit 99.1

Westell News Release

News Release: FOR IMMEDIATE RELEASE

For additional information, contact:

Brian Cooper

Chief Financial Officer

Westell Technologies, Inc.

630.375.4740 BCooper@westell.com

Westell Technologies Fiscal 2013 First Quarter Results

•

Completed acquisition of ANTONE Wireless, as previously announced, for $2.5 million in cash and up to $3.5 million in contingent consideration. This strategic step brings Westell a suite of cell-site optimization products and adds significant wireless engineering expertise.

•

Fiscal 2013 first quarter revenue totaled $10.5 million, compared to $23.2 million in the prior-year first quarter. The decline resulted primarily from the CNS sale transaction in fiscal 2012 coupled with continuing soft demand from carrier customers for legacy T1 products.

•	Fiscal 2013 first quarter net loss was $1.7 million, or a net loss of $0.03 per share, compared to net income of $21.1 million, or $0.30 per share, in the fiscal 2012 first quarter.

•

On a non-GAAP basis, fiscal 2013 first quarter net loss was $1.7 million, or a net loss of $0.03 per share, compared to non-GAAP net income of $1.2 million, or $0.02 per share in the prior-year first quarter.

•

Cash and short-term investments were $131.9 million as of June 30, 2012, compared to $142.7 million at March 31, 2012. $7.6 million of this decrease was due to the acquisition of ANTONE Wireless and the continuing stock repurchase program.

•	The Company repurchased 2.3 million shares at a cost of $5.1 million during the fiscal 2013 first quarter.

Westell Technologies Reports First Quarter Results

AURORA, IL, August 6, 2012 – Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of telecommunications equipment for wireline, wireless and home networks, today announced results for its fiscal 2013 first quarter, which ended June 30, 2012.

Consolidated revenue from continuing operations for the fiscal 2013 first quarter was $10.5 million compared to $23.2 million in the fiscal first quarter of the prior year. The revenue decrease resulted primarily from the sale in the fiscal 2012 first quarter of certain assets of the Company’s Customer Networking Solutions (CNS) division, along with continued soft demand for T1 products from carrier customers. Net loss for the quarter was $1.7 million, or a net loss of $0.03 per share, compared with net income of $21.1 million, or $0.30 per share, in the first quarter of the prior year.

Prior-year net income includes a gain on the CNS sale and income from discontinued operations that relate to the sale in fiscal 2012 of the Conference Plus (CP) division. Adjusting for the CNS and CP sales transactions, the $0.03 net loss for the fiscal 2013 first quarter compares to non-GAAP net income of $0.02 in the first quarter of the prior year.

Total cash and short-term investments on June 30, 2012 were $131.9 million, down $10.9 million compared to $142.7 million at March 31, 2012. $2.5 million was used for the previously announced acquisition of ANTONE Wireless. The Company also repurchased 2.3 million shares at a cost of $5.1 million during the fiscal first quarter of 2013. As of June 30, 2012, there was $7.7 million remaining for share repurchases under the current authorization.

“As with last quarter, we continue to see steady business in the areas of fuse panels, custom systems integration and outdoor cabinets,” said Chairman and CEO Rick Gilbert. “We are also seeing increasing momentum for products that are applicable to wireless installations. However, we continue to experience weakness in demand for legacy T1 products, including repeaters, network interface units and related enclosures. While our legacy product revenue is down, we are optimistic about the progress we are making to gain acceptance and traction with our new products, including Ethernet switches, components for distributed antenna systems, and cell-site optimization. In addition, we have completed internal beta testing and are currently preparing for a limited release of Homecloud Digital Home Manager devices this quarter.”

Division Results

The Company renamed its OSPlant Systems division as the Westell division to help emphasize Westell’s focus on a broader array of products, including wireless products. Revenue for the Westell division was $9.4 million in the fiscal first quarter compared to $14.8 million in the same quarter of the prior year. On a combined basis, sales of fuse panels, custom systems integration services and related products held steady during the first quarter, as compared with the prior year, while the T1 product categories were soft across the board. Demand continues to be affected by customer programs to constrain spending, manage inventory levels, and re-use decommissioned products and by the transition from T1 to Ethernet technology for the backhaul of cellular traffic.

As previously reported, Westell acquired the assets and business of ANTONE Wireless Corporation on May 15, 2012, adding a line of high-performance cell-site optimization products to the Westell portfolio and significant Radio Frequency (RF) design capabilities to the R&D organization. Integration efforts are proceeding as anticipated and, as expected, revenue from the acquired product line was not material in the first quarter.

Fiscal first quarter gross profit for the Westell division was $2.8 million, compared to $6.5 million in the same quarter of the prior year. Gross margins were 29.4%, compared to 43.8% in the prior-year quarter. The lower gross profit and gross margins reflected lower revenue, higher charges for excess and obsolete inventory and lower overhead absorption. Operating expenses for the division were $4.9 million, compared to $3.7 million in the same quarter of the prior year. Expenses increased as a result of additional costs to develop, qualify and sell new products, reallocation of costs that had been shared with CNS, additional costs related to ANTONE operations, and restructuring costs related to the consolidation of the Canadian operations into the Aurora facility. The division reported a fiscal first quarter operating loss of $2.1 million, compared to operating income of $2.8 million in the same quarter of the prior year.

The CNS division recorded revenue of $1.1 million in the fiscal first quarter, compared to $8.4 million in the same quarter of the prior year. The decline reflects the planned wind-down of sales to the division’s remaining customer following the CNS sale transaction. Revenue in the fiscal first quarter of 2013 consisted primarily of project-based software revenue.

CNS gross profit was $1.0 million in the quarter, compared to $1.9 million in the prior-year quarter. Gross margin was 92.0% for the fiscal first quarter, up from 22.2% in the same quarter of the prior year. The improved margin reflects a high proportion of high-margin software in the latest quarter. Operating expenses declined to $0.4 million for the quarter, compared to $1.9 million in the prior-year quarter. Ongoing expenses consist almost exclusively of development costs for HomecloudTM. As a result, CNS posted operating income of $0.6 million in the quarter, improving on an essentially break-even performance in the prior-year quarter.

The Homecloud project has completed multiple phases of internal testing and is now slated for a limited first release of several hundred units during the current quarter. This limited release is targeted at generating customer feedback on Homecloud functionality and is not expected to generate significant revenue.

On a consolidated basis, operating expenses for the fiscal first quarter were $6.6 million, effectively the same level as for the prior-year quarter. Operating expenses include unallocated costs which totaled $1.3 million, compared to $1.0 million in the first quarter of the prior year. The increase primarily reflects costs associated with increased corporate development efforts, including costs associated with the ANTONE Wireless acquisition, and the absorption of rent that had been paid by NETGEAR, Inc. during its tenancy at Westell’s headquarters location.

“Westell is currently in a transitional period,” said Chairman and CEO Rick Gilbert. “We continue to execute our strategic plan to shift Westell from having three unrelated divisions to being a pure play telecom product vendor, and to successfully shift our revenue base from being largely dependent on legacy wireline sales to a few operators toward a sustainable balance of wireline and wireless sales to a broad base of customers. While not minimizing the transitional challenges, we are fully committed to our strategic plan and are optimistic about increasing shareholder value.”

Conference Call Information

Management will address financial and business results during Westell Technologies’ fiscal 2013 first quarter earnings conference call on Tuesday, August 7, 2012, at 9:30 AM Eastern Time. Participants can register for the Westell Technologies conference by going to the URL: http://www.conferenceplus.com/westell.

Participants can quickly register online in advance of the conference. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. If a participant does not wish to register, he or she can participate in the call on August 7 by dialing 888-206-4065 no later than 9:15 AM, Eastern Time and using confirmation number 32819378. International participants may dial 630-827-5974.

This press release regarding earnings and related information that may be discussed on the earnings conference call will be posted on the Investor News section of Westell’s website, http://www.westell.com. An archive of the entire conference call will be available on Westell’s website via Digital Audio Replay by approximately noon Eastern Time following the conclusion of the conference. The replay of the conference also can be accessed by dialing 888-843-7419 or 630-652-3042 and entering 9561 269#

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, designs, distributes, markets and services a broad range of carrier-class communications equipment, including digital transmission, remote monitoring, power distribution and demarcation products used by wireline and wireless telecommunications service providers, industrial customers, and home network users. Additional information can be obtained by visiting http://www.westell.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained herein that are not historical facts or that contain the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “may”, “will”, “plan”, “should”, or derivatives thereof and other words of similar meaning are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks, need for financing and capital, economic weakness in the United States economy and telecommunications market, the effect of international economic conditions and trade, legal, social and economic risks (such as import, licensing and trade restrictions), the impact of competitive products or technologies, competitive pricing pressures, customer product selection decisions, product cost increases, component supply shortages, excess and obsolete inventory, new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the ability to successfully consolidate and rationalize operations, the ability to successfully identify, acquire and integrate acquisitions, the effect of the Company’s accounting policies, retention of key personnel and other risks more fully described in the Company’s SEC filings, including the Company’s Form 10-K for the fiscal year ended March 31, 2012 under the section entitled Risk Factors. The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, or otherwise.

Financial Tables to Follow:

Westell Technologies, Inc.

Condensed Consolidated Statement of Operations

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months ended June 30,
	2012	2011
Revenue	$10,530	$23,201
Gross profit	3,796	8,366
Gross margin	36.0%	36.1%
Operating expenses:
Sales & marketing	1,884	1,999
Research & development	1,827	2,077
General & administrative	2,581	2,153
Restructuring	92	245
Intangibles amortization	209	139

Total operating expenses	6,593	6,613

Operating income (loss) from continuing operations	(2,797)	1,753
Gain on CNS asset sale	—	31,608
Other income	84	18

Income (loss) from continuing operations before taxes	(2,713)	33,379

Income taxes	973	(13,228)

Income (loss) from continuing operations	(1,740)	20,151

Income from discontinued operations, net of income tax	—	980

Net income (loss)	$(1,740)	$21,131

Basic earnings per share:
Income (loss) from continuing operations	$(0.03)	$0.29
Income from discontinued operations	—	0.01

Net income (loss)	$(0.03)	$0.31

Diluted earnings per share:
Income (loss) from continuing operations	$(0.03)	$0.29
Income from discontinued operations	—	0.01

Net income (loss)	$(0.03)	$0.30

Average number of common shares outstanding:
Basic	62,510	68,342
Diluted	62,510	70,048

Westell Technologies, Inc.

Condensed Consolidated Balance Sheet

(Amounts in thousands)

(Unaudited)

	June 30,	March 31,
	2012	2012
Assets:
Cash and cash equivalents	$108,819	$120,832
Restricted cash	7,452	7,451
Short-term investments	15,591	14,455
Accounts receivable, net	6,056	5,710
Inventories	10,374	9,906
Prepaids and other current assets	1,458	1,456
Deferred income tax asset	2,575	1,859

Total current assets	152,325	161,669
Property and equipment, net	1,118	1,197
Goodwill	2,388	801
Intangibles, net	6,093	2,728
Deferred income taxes	31,001	30,740
Other Assets	675	291

Total assets	$193,600	$197,426

Liabilities and Stockholders' Equity:
Accounts payable	$3,033	$3,142
Accrued liabilities	3,697	3,328

Total current liabilities	6,730	6,470
Tax reserves	3,484	3,483
Contingent consideration payable, net	2,546	—
Other long-term liabilities	1,014	1,109

Total liabilities	13,774	11,062
Total stockholders’ equity	179,826	186,364

Total liabilities and stockholders’ equity	$193,600	$197,426

Westell Technologies, Inc.

Condensed Consolidated Statement of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three months ended June 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(1,740)	$21,131
Reconciliation of net income to net cash provided by (used in) operating activities:
Depreciation and amortization	340	594
Stock-based compensation	381	335
Gain on CNS asset sale	—	(31,608)
Restructuring	92	245
Deferred taxes	(974)	11,773
Changes in assets and liabilities:
Accounts receivable	(360)	5,096
Inventory	(140)	196
Accounts payable and accrued liabilities	(300)	(14,906)
Prepaid, other assets and other liabilities	(484)	(119)

Net cash provided by (used in) operating activities	(3,185)	(7,263)

Cash flows from investing activities:
Net purchases of short-term investments and debt securities	(1,137)	(4,665)
Proceeds from CNS asset sale	—	36,637
Payment made for acquisition	(2,524)	—
Purchases of property and equipment	(51)	(335)
Restricted cash	(1)	(3,350)

Net cash provided by (used in) investing activities	(3,713)	28,287

Cash flows from financing activities:
Purchase of treasury stock	(5,115)	(6,327)
Proceeds from stock options exercised	21	1,206

Net cash provided by (used in) financing activities	(5,094)	(5,121)

Effect of exchange rate changes on cash	(21)	20

Net increase (decrease) in cash	(12,013)	15,923
Cash and cash equivalents, beginning of period	120,832	86,408

Cash and cash equivalents, end of period	$108,819	$102,331

Westell Technologies, Inc.

Segment Statement of Operations

(Amounts in thousands)

(Unaudited)

	Three months ended June 30, 2012
	Westell	CNS	Unallocated	Total
Revenue	9,418	1,112	—	10,530
Gross profit	2,773	1,023	—	3,796
Gross margin	29.4%	92.0%		36.0%

Operating expenses:
Sales & marketing	1,875	9	—	1,884
Research & development	1,449	378	—	1,827
General & administrative	1,248	2	1,331	2,581
Restructuring	92	—	—	92
Intangibles amortization	208	1	—	209

Operating expenses (1)	4,872	390	1,331	6,593

Operating income (loss) from continuing operations	$(2,099)	$633	(1,331)	(2,797)

Other income			84	84

Loss from continuing operations before taxes			(1,247)	(2,713)

Income taxes			973	973

Loss from continuing operations			$(274)	$(1,740)

	Three months ended June 30, 2011
	Westell	CNS	Unallocated	Total
Revenue	$14,845	$8,356	$—	$23,201
Gross profit	6,508	1,858	—	8,366
Gross margin	43.8%	22.2%		36.1%
Operating expenses:
Sales & marketing	1,482	517	—	1,999
Research & development	1,264	813	—	2,077
General & administrative	818	295	1,040	2,153
Restructuring	—	245	—	245
Intangibles amortization	138	1	—	139

Operating expenses (2)	3,702	1,871	1,040	6,613

Operating income (loss) from continuing operations	$2,806	$(13)	(1,040)	1,753

Gain on CNS asset sale			31,608	31,608
Other income			18	18

Income from continuing operations before taxes			30,586	33,379

Income taxes			(13,228)	(13,228)

Income from continuing operations			$17,358	$20,151

(1)	Includes $0.3 million and $0.0 million of depreciation and amortization expense from the Westell and CNS segments, respectively.
(2)	Includes $0.2 million and $0.0 million of depreciation and amortization expense from the Westell and CNS segments, respectively.

Westell Technologies, Inc.

Reconciliation of GAAP to non-GAAP Financial Measures

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months ended June 30,
	2012	2011
GAAP net income (loss)	$(1,740)	$21,131
Adjustments:
CNS sale, net of tax (1)	—	(18,921)
Income from discontinued operations, net of income tax (2)	—	(980)

Total adjustments	—	(19,901)

Non-GAAP net income (loss)	$(1,740)	$1,230

GAAP net income (loss) per common share:
Basic	$(0.03)	$0.31
Diluted	$(0.03)	$0.30
Non-GAAP net income (loss) per common share:
Basic	$(0.03)	$0.02
Diluted	$(0.03)	$0.02
Average number of common shares outstanding:
Basic	62,510	68,342
Diluted	62,510	70,048

The Company conforms to U.S. Generally Accepted Accounting Principles (GAAP) in the preparation of its financial statements. This schedule reconciles the Company's GAAP net income to adjusted net income on a non-GAAP basis. The Company believes that these non-GAAP results provide meaningful supplemental information to investors that are indicative of the Company's core performance and that they facilitate comparison of results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results. These non-GAAP measures should not be viewed as a substitute for the Company's GAAP results.

(1)	On April 15, 2011, the Company sold certain assets and transferred certain liabilities of the CNS segment. The adjustments remove the gain on the sale, costs associated with the transaction, and related income tax effects.
(2)	On December 31, 2011, the Company sold its ConferencePlus division. Historical results of operations of ConferencePlus are presented as discontinued operations.